JKHY First Quarter Fiscal 2019
November 6, 2018

Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports First Quarter Fiscal 2019 Results

•	GAAP revenue increased 9% and operating income increased 6% for the quarter.

•	Non-GAAP revenue increased 10% and operating income increased 16% for the quarter.

•	GAAP EPS was $1.08 per diluted share for the quarter, compared to $0.86 in the prior year quarter.

Monett, MO, November 6, 2018 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced results for the first quarter of fiscal 2019.
The Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and related amendments, collectively referred to as ASC Topic 606, on July 1, 2019. The prior year numbers presented below have been re-cast as part of our full retrospective adoption of the new standard.
GAAP Results for the Quarter
Revenue for the quarter ended September 30, 2018 increased to $392.5 million, a 9% improvement over the first quarter of fiscal 2018. Operating income increased 6% to $103.2 million. The Tax Cuts and Jobs Act ("TCJA") enacted December 22, 2017 lowered our effective tax rate for fiscal 2019 and contributed to the large increase in net income of 25% over the first quarter of fiscal 2018 to $83.6 million, or $1.08 per diluted share.
Non-GAAP Results for the Quarter
On an adjusted basis for the quarter ended September 30, 2018, revenue increased 10% compared to the prior year quarter to $384.7 million. Operating income increased 16% to $98.1 million.
According to David Foss, President and CEO, “We are very pleased to report another record quarter of revenue, operating income, and net income. Our sales teams again had a very strong quarter, signing twelve new core customers, with all but one of them choosing the outsourced model. Demand for our solutions continues to be high, and the overall sales organization once again exceeded their quota. I would like to thank all of our associates for their continued commitment to our customers and their ongoing success."
Operating Results
Revenue, operating expenses, operating income, and net income for the quarter ended September 30, 2018 were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended September 30,		% Change
	2018	2017
Revenue
Services & Support	$246,568	$226,752	9%
Percentage of Total Revenue	63%	63%
Processing	145,975	134,532	9%
Percentage of Total Revenue	37%	37%
Total Revenue	392,543	361,284	9%

•
The increased revenue in the services and support line for the first quarter of fiscal 2019 was mainly driven by growth in our "outsourcing and cloud" revenue, partially due to the Ensenta acquisition, and increased "in-house support" revenue, driven by higher software usage revenue which resulted mainly from the addition of new customers in the trailing twelve months. The increase in processing revenue was also partially due to Ensenta, although all components of processing revenue increased even after excluding Ensenta revenue. Deconversion fees, which are included within services and support, decreased $2.9 million compared to the first quarter of the prior year. Excluding deconversion fees from both periods, total revenue increased 10% for the first quarter of fiscal 2019 compared to the same quarter of fiscal 2018.

•
For the first quarter of fiscal 2019, core segment revenue increased 8% to $137.6 million from $127.3 million in the same period a year ago. Payments segment revenue increased 9% to $134.2 million, from $122.9 million in the same quarter last year. Revenue from the complementary segment increased 13% to $107.3 million in the first quarter of fiscal 2019 from $95.0 million

JKHY First Quarter Fiscal 2019
November 6, 2018

in the same period of fiscal 2018. Revenue in the corporate and other segment decreased 16% to $13.5 million, compared to $16.0 million for the first quarter of fiscal 2018.
Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended September 30,		% Change
	2018	2017
Cost of Revenue	$220,112	$203,915	8%
Percentage of Total Revenue	56%	56%
Research and Development	24,026	20,929	15%
Percentage of Total Revenue	6%	6%
Selling, General, & Administrative	45,183	41,088	10%
Percentage of Total Revenue	12%	11%
Gain on disposal of a business	—	(1,705)	(100)%
Total Operating Expenses	289,321	264,227	9%
Operating Income	$103,222	$97,057	6%
Operating Margin	26%	27%

•
Cost of revenue increased 8% for the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018, but remained consistent as a percentage of revenue. The increased costs were primarily due to increased headcount driving increased salaries and benefits, partially due the acquisition of Ensenta; higher direct costs of product, including spending related to our strategic partnership with First Data and PSCU to expand our credit and debit cart platform; and increased amortization of capitalized software.

•
Research and development expense increased for the first quarter mainly due to increased salary and personnel costs resulting from increased headcount, partially from the acquisition of Ensenta, but remained consistent with the prior year first quarter as a percentage of total revenue.

•
Selling, general, and administrative expenses for the first quarter of fiscal 2019 increased 10% over the first quarter of the prior fiscal year. The increased spending was mainly due to increased commissions, salaries, and benefits.

•	In the first quarter of fiscal 2018, we recognized a gain on the disposal of our jhaDirect product line.

•	For the first quarter of fiscal 2019, operating income increased 6% to $103.2 million, or 26% of revenue, compared to $97.1 million, or 27% of revenue in the first quarter of fiscal 2018.
Net Income
Net income for the first quarter ended September 30, 2018 was significantly impacted by the lower effective tax rate resulting from the TCJA.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2018	2017
Income Before Income Taxes	$103,366	$97,015	7%
Provision for Income Taxes	19,815	30,145	(34)%
Net Income	$83,551	$66,870	25%
Diluted earnings per share	$1.08	$0.86	25%

•
Provision for income taxes decreased in the first quarter, with an effective tax rate at 19.2% of income before income taxes, compared to 31.1% for the same quarter of the prior year. The decrease was primarily due to the lower federal income tax rate resulting from the TCJA, as well as an increase in excess tax benefits from share-based payments in the first quarter of fiscal 2019.

According to Kevin Williams, CFO, “As we discussed on the last earnings call, our operating margins will be down a little this year for a couple of reasons; first is the impact of the double costs related to our new electronic payments platform that we have been discussing for well over a year now, and second is the new bonus programs that we discussed on the last earnings call to utilize some of the savings from the TCJA for our associates. As noted above, we continue to see significant savings from the TCJA to our bottom line, and our effective tax rate for the entire fiscal year should be approximately 23%.”

JKHY First Quarter Fiscal 2019
November 6, 2018

Non-GAAP Impact of Effects of Deconversion Fees, Divestitures, and New Bonus Program
The table below shows our revenue and operating income (in thousands) for the first quarter and fiscal three months ended September 30, 2018 compared to the prior year periods, excluding the impacts of deconversion fees, gain on divestitures, and expenses related to a bonus program enacted by the Company in fiscal 2019 in response to the TCJA.

	Three Months Ended September 30,		% Change
	2018	2017

Reported Revenue (GAAP)	$392,543	$361,284	9%

Adjustments:
Deconversion fees	(7,882)	(10,765)

Non-GAAP Revenue	$384,661	$350,519	10%

Reported Operating Income (GAAP)	$103,222	$97,057	6%

Adjustments:
Deconversion fees	(7,683)	(10,671)
Bonus Program	2,568	—
Gain on disposal of businesses	—	(1,705)

Non-GAAP Operating Income	$98,107	$84,681	16%
The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and includes a reconciliation to the non-GAAP operating income presented above.

	Three Months Ended September 30, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	137,552	134,197	107,308	13,486	392,543
Deconversion Fees	(3,985)	(2,073)	(1,792)	(32)	(7,882)
Non-GAAP Revenue	133,567	132,124	105,516	13,454	384,661

Cost of Revenue	59,216	65,707	41,830	53,359	220,112
Non-GAAP Adjustments	(112)	(16)	(70)	(1,710)	(1,908)
Non-GAAP Cost of Revenue	59,104	65,691	41,760	51,649	218,204
Non- GAAP Segment Income	74,463	66,433	63,756	(38,195)

Research & Development					24,026
Selling, General, & Administrative					45,183
Other Non-GAAP Adjustments					(859)
Non-GAAP Total Operating Expenses					286,554
Non-GAAP Operating Income					98,107

JKHY First Quarter Fiscal 2019
November 6, 2018

	Three Months Ended September 30, 2017
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	127,345	122,894	95,028	16,017	361,284
Deconversion Fees	(7,080)	(3,099)	(527)	(59)	(10,765)
Non-GAAP Revenue	120,265	119,795	94,501	15,958	350,519

Cost of Revenue	55,585	57,323	39,992	51,015	203,915
Non-GAAP Adjustments	(77)	(9)	(8)	—	(94)
Non-GAAP Cost of Revenue	55,508	57,314	39,984	51,015	203,821
Non- GAAP Segment Income	64,757	62,481	54,517	(35,057)

Research & Development					20,929
Selling, General, & Administrative					41,088
Non-GAAP Total Operating Expenses					265,838
Non-GAAP Operating Income					84,681

Balance Sheet and Cash Flow Review

•	At September 30, 2018, cash and cash equivalents increased to $114.9 million from $104.0 million at September 30, 2017.

•	Trade receivables totaled $198.6 million at September 30, 2018 compared to $212.2 million at September 30, 2017.

•	The company had no borrowings at September 30, 2018 or at September 30, 2017.

•	Total deferred revenue increased to $317.8 million at September 30, 2018, compared to $295.5 million a year ago.

•	Stockholders' equity increased to $1,368.6 million at September 30, 2018, compared to $1,108.9 million a year ago.
Cash provided by operations totaled $146.7 million in fiscal 2019 compared to $138.7 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2018	2017
Net income	$83,551	$66,870
Depreciation	10,903	12,419
Amortization	27,827	23,856
Change in deferred income taxes	730	3,390
Other non-cash expenses	1,801	(107)
Change in receivables	98,708	101,933
Change in deferred revenue	(52,151)	(72,909)
Change in other assets and liabilities	(24,635)	3,270
Net cash provided by operating activities	$146,734	$138,722

JKHY First Quarter Fiscal 2019
November 6, 2018

Cash used in investing activities for fiscal 2019 totaled $52.3 million, compared to $40.3 million for the same period in fiscal 2018 and included the following:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2018	2017
Payment for acquisitions, net of cash acquired	$—	$(10,455)
Capital expenditures	(24,001)	(3,708)
Proceeds from the sale of businesses	—	200
Proceeds from the sale of assets	33	106
Internal use software	(1,626)	(3,452)
Computer software developed	(26,669)	(22,976)
Net cash from investing activities	$(52,263)	$(40,285)

•	On August 31, 2017, the Company purchased Vanguard Software Group, a Florida-based company specializing in the underwriting, spreading, and online decisioning of commercial loans.

Financing activities used cash of $11.0 million in fiscal 2019 and $109.2 million in fiscal 2018.

(Unaudited, In Thousands)	Three Months Ended September 30,
	2018	2017
Repayments on credit facilities	—	(50,000)
Purchase of treasury stock	—	(30,018)
Dividends paid	—	(23,904)
Net cash from issuance of stock and tax related to stock-based compensation	(11,039)	(5,240)
Net cash from financing activities	$(11,039)	$(109,162)

•	Dividends for the first quarter of fiscal 2019 were paid October 2, 2018, and totaled $28.6 million.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.
These non-GAAP measures include adjusted revenue and operating income.
We believe these non-GAAP measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP revenue and operating income presented eliminate items management believes are not indicative of the Company's operating performance. Revenue increase/ decrease adjusts for one-time deconversion fees, gain or loss on divestitures, and the impact of the new bonus program put in place with the positive impact of the Tax Cuts an Jobs Act, giving investors further insight into our performance. For these reasons, management also uses these non-GAAP measures in its assessment and management of the Company's performance.
Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of these non-GAAP measures to related GAAP measures are included.
Quarterly Conference Call
The company will hold a conference call on November 7, 2018; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve more than 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.

JKHY First Quarter Fiscal 2019
November 6, 2018

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY First Quarter Fiscal 2019
November 6, 2018

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2018	2017
		*As Adjusted

REVENUE	$392,543	$361,284	9%

EXPENSES
Cost of Revenue	220,112	203,915	8%
Research & Development	24,026	20,929	15%
Selling, General, & Administrative	45,183	41,088	10%
Gain on disposal of businesses	—	(1,705)	(100)%
Total Expenses	289,321	264,227	9%

OPERATING INCOME	103,222	97,057	6%

INTEREST INCOME (EXPENSE)
Interest income	291	147	98%
Interest expense	(147)	(189)	(22)%
Total	144	(42)	(443)%

INCOME BEFORE INCOME TAXES	103,366	97,015	7%

PROVISION FOR INCOME TAXES	19,815	30,145	(34)%

NET INCOME	$83,551	$66,870	25%

Diluted net income per share	$1.08	$0.86
Diluted weighted average shares outstanding	77,537	77,646

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2018	2017
Cash and cash equivalents	$114,872	$104,040	10%
Receivables	198,564	212,175	(6)%
Total assets	2,033,102	1,763,334	15%

Accounts payable and accrued expenses	$123,551	$78,232	58%
Deferred revenue	317,764	295,497	8%
Stockholders' equity	1,368,564	1,108,914	23%